File No. 70-9071
                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D. C.  20549
               __________________________________________
                 AMENDMENT NO. 1 TO FORM U-1 DECLARATION
                                  UNDER
             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
              ____________________________________________
                              Cinergy Corp.
                         139 East Fourth Street
                         Cincinnati, Ohio  45202
                 (Name of company filing this statement
               and address of principal executive office)
                              Cinergy Corp.
             (Name of top registered holding company parent)
                           William L. Sheafer
                      Vice President and Treasurer
                              Cinergy Corp.
                             (address above)
                 (Name and address of agent of service)
Applicant requests that the Commission send copies of all
notices, orders and
communications in connection herewith to:
Jerome A. Vennemann                       James R. Lance
Associate General Counsel                 Manager   Corporate
Finance
Cinergy Corp.                             & Financial Risk
Management
(address above)                           Cinergy Corp. (address
above)
                          William T. Baker, Jr.
                            Reid & Priest LLP
                           40 West 57th Street
                        New York, New York  10019
The Form U-1 Declaration in this proceeding, originally filed with the Commission on July
11, 1997, is hereby amended to the extent indicated below.
1.     The fourth paragraph of Item 1.C.1 is restated to read as
follows:
            "Cinergy may pay commitment fees based upon the
unused portion
       of a lender's commitment; such fees would not exceed the
amount
       determined by multiplying the unused portion of the
lender's
       commitment by 3/4 of 1%."
                                SIGNATURE
       Pursuant to the requirements of the Act, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.
Dated: July 31, 1997
                                     CINERGY CORP.
                                     By:  /s/ William L. Sheafer
                                       Vice President and
Treasurer